As filed with the Securities and Exchange Commission on September 23, 2020

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

Hilltop Holdings Inc.

(Name of Subject Company (Issuer))

Hilltop Holdings Inc.

(Names of filing Persons (Offeror and Issuer))

Common Stock, Par Value $0.01 per share

(Title of Class of Securities)

432748101

(CUSIP Number of Class of Securities)

(Underlying Common Stock)

Corey G. Prestidge, Esq.

Executive Vice President, General Counsel and Secretary

Hilltop Holdings Inc.

6565 Hillcrest Avenue
Dallas, Texas 75205

(214) 855-2177

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copies to:

David E. Shapiro, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-2000

CALCULATION OF FILING FEE

TRANSACTION VALUATION	AMOUNT OF FILING FEE
$350,000,000*	$45,430**

*	Estimated for purposes of calculating the Filing Fee only. This amount is based on the offer to purchase for not more than $350,000,000 in aggregate of up to 19,178,082 shares of Common Stock, par value $0.01 per share, at the minimum tender offer price of $18.25 per share.

**	The Filing Fee is calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, and equals $129.80 for each $1,000,000 of the value of the transaction.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Not applicable
Form or Registration No.:	Not applicable
Filing Party:	Not applicable.
Date Filed:	Not applicable

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	Third-party tender offer subject to Rule 14d-1.
☒	Issuer tender offer subject to Rule 13e-4.
☐	Going-private transaction subject to Rule 13e-3.
☐	Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

SCHEDULE TO

This Tender Offer Statement on Schedule TO (the “Schedule TO”) relates to the tender offer by Hilltop Holdings Inc., a Maryland corporation (the “Company”), to purchase for cash up to $350,000,000 of its common stock, $0.01 par value per share (the “shares”), at a price per share of not less than $18.25 and not more than $21.00 in cash, without interest and subject to any applicable withholding taxes. The Company’s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 23, 2020 (as amended or supplemented from time to time, the “Offer to Purchase”), a copy of which is filed herewith as Exhibit (a)(1)(i), and in the accompanying Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”), a copy of which is filed herewith as Exhibit (a)(1)(ii), which together constitute the “tender offer”. Additional documents relating to the tender offer are filed as Exhibits (a)(1)(iii), (a)(1)(iv), (a)(1)(v) and a(1)(vi). The information contained in the Offer to Purchase and the Letter of Transmittal is incorporated herein by reference in response to all of the items of this Schedule TO as more particularly described below.

Item 1.	Summary Term Sheet.

Reference is made to the information set forth under “Summary Term Sheet” in the Offer to Purchase, which is incorporated herein by reference.

Item 2.	Subject Company Information.

(a)            The name of the issuer is Hilltop Holdings Inc. The address and telephone number of the Company is set forth under Item 3.

(b)            Reference is made to the information set forth under “Introduction” in the Offer to Purchase, which is incorporated herein by reference.

(c)            Reference is made to the information set forth in the Offer to Purchase under Section 8 (“Price Range of Shares; Dividends”), which is incorporated herein by reference.

Item 3.	Identity and Background of Filing Person.

The Company is the filing person. The address of its principal executive office is 6565 Hillcrest Avenue, Dallas, Texas 75205, and its telephone number is (214) 855-2177. Its internet address is www.hilltop-holdings.com. Unless expressly stated otherwise, the information contained on our website or connected to our website is not incorporated by reference into this Schedule TO and should not be considered part of this Schedule TO. Reference is made to the information set forth in the Offer to Purchase under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”), which is incorporated herein by reference.

Item 4.	Terms of the Transaction.

(a)            Reference is made to the information set forth in the Offer to Purchase under the following headings, with such information being incorporated herein by reference:

Summary Term Sheet;

Introduction;

Section 1 (“Number of Shares; Proration”);

Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”);

Section 3 (“Procedures for Tendering Shares”);

Section 4 (“Withdrawal Rights”);

Section 5 (“Purchase of Shares and Payment of Purchase Price”);

Section 6 (“Conditional Tender of Shares”);

Section 7 (“Conditions of the Tender Offer”);

Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”);

Section 13 (“Material U.S. Federal Income Tax Consequences”);

Section 14 (“Extension of the Tender Offer; Termination; Amendment”); and

Section 16 (“Miscellaneous”).

(b)            Reference is made to the information set forth under “Introduction” and under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase, which is incorporated herein by reference.

Item 5.	Past Contacts, Transactions, Negotiations and Agreements.

Reference is made to the information set forth under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase, which is incorporated herein by reference.

Item 6.	Purposes of the Transaction and Plans or Proposals.

(a), (b) and (c)         Reference is made to the information set forth under “Summary Term Sheet,” under Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”) and under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase, which is incorporated herein by reference.

Item 7.	Source and Amount of Funds or Other Consideration.

(a), (b) and (d)         Reference is made to the information set forth under Section 9 (“Source and Amount of Funds”) in the Offer to Purchase, which is incorporated herein by reference.

Item 8.	Interest in Securities of the Subject Company.

(a) and (b)                Reference is made to the information set forth under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase, which is incorporated herein by reference.

Item 9.	Persons/Assets, Retained, Employed, Compensated or Used.

Reference is made to the information set forth under “Summary Term Sheet” and under Section 15 (“Fees and Expenses; Information Agent; Dealer Manager; Depositary”) in the Offer to Purchase, which is incorporated herein by reference.

Item 10.	Financial Statements.

Not applicable.

Item 11.	Additional Information.

(a)            Reference is made to the information set forth under Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”); under Section 10 (“Certain Information Concerning Us”), under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) and under Section 12 (“Legal Matters; Regulatory Approvals”) in the Offer to Purchase, which is incorporated herein by reference. To the knowledge of the Company, no material legal proceedings relating to the tender offer are pending.

(c)            Reference is made to the information set forth in the Offer to Purchase and the accompanying Letter of Transmittal, copies of which are filed with this Schedule TO as Exhibits (a)(1)(i) and (a)(1)(ii), respectively, as each may be amended or supplemented from time to time, which is incorporated herein by reference.

The Company will amend this Schedule TO to include documents that the Company may file with the SEC after the date of the Offer to Purchase pursuant to Section 13(a), 13(c), or 14 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and prior to the expiration of the tender offer to the extent required by Rule 13e-4(d)(2) of the Exchange Act.

Item 12.	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
(a)(1)(i)*	Offer to Purchase, dated September 23, 2020.

(a)(1)(ii)*	Form of Letter of Transmittal.

(a)(1)(iii)*	Notice of Guaranteed Delivery.

(a)(1)(iv)*	Letter to brokers, dealers, commercial banks, trust companies and other nominees, dated September 23, 2020.

(a)(1)(v)*	Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees, dated September 23, 2020.

(a)(1)(vi)*	Summary Advertisement, dated September 23, 2020.

(a)(2)	None.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(i)*	Press release announcing the Tender Offer, dated September 23, 2020.

(b)	Not applicable.

(d)(i)	Hilltop Holdings Inc. 2020 Equity Incentive Plan, effective April 30, 2020 (filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).

(d)(ii)	Hilltop Holdings Inc. Employee Stock Purchase Plan, effective April 30, 2020 (filed as Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).

(d)(iii)	Form of Restricted Stock Unit Award Agreement (Performance-Based) for awards beginning in 2020 (filed as Exhibit 99.3 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).

(d)(iv)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2020 (filed as Exhibit 99.4 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).

(d)(v)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2020 (filed as Exhibit 99.5 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).

(d)(vi)	Hilltop Holdings Inc. 2012 Equity Incentive Plan, effective September 20, 2012 (filed as Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 15, 2013 (File No. 001-31987) and incorporated herein by reference).

(d)(vii)	Form of Restricted Stock Unit Award Agreement (Performance-Based Vesting) for awards beginning in 2016 (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on April 28, 2016 (File No. 001-31987) and incorporated herein by reference).

(d)(viii)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2016 (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on April 28, 2016 (File No. 001-31987) and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
(d)(ix)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2016 (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on April 28, 2016 (File No. 001-31987) and incorporated herein by reference).

(d)(x)	Form of Restricted Stock Unit Award Agreement (Performance-Based Vesting) for awards beginning in 2018 (filed as Exhibit 10.1.8 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 15, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xi)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2018 (filed as Exhibit 10.1.9 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 15, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xii)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2018 (filed as Exhibit 10.1.10 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 15, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xiii)	Form of Restricted Stock Unit Award Agreement (Performance-Based Vesting) for awards beginning in 2019 (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on April 25, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(vx)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2019 (filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on April 25, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xv)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2019 (filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed on April 25, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xvi)	Form of Restricted Stock Unit Award Agreement (Performance-Based Vesting) for awards beginning in 2020 (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2020 (File No. 001-31987) and incorporated herein by reference).

(d)(xvii)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2020 (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2020 (File No. 001-31987) and incorporated herein by reference).

(d)(xviii)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2020 (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2020 (File No. 001-31987) and incorporated herein by reference).

(d)(xix)	Hilltop Holdings Inc. Annual Incentive Plan, effective September 20, 2012 (filed as Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 15, 2013 (File No. 001-31987) and incorporated herein by reference).

(d)(xx)	Retention Agreement, dated May 8, 2012, but effective as of November 30, 2012, by and among Alan B. White, Hilltop Holdings Inc. and PlainsCapital Corporation (f/k/a Meadow Corporation) (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 11, 2012 (File No. 001-31987) and incorporated herein by reference).

(d)(xxi)	First Amendment to Retention Agreement and Assignment and Assumption Agreement by and among Hilltop Holdings Inc., PlainsCapital Corporation and Alan B. White, dated as of September 12, 2016 (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on September 13, 2016 (File No. 001-31987) and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
(d)(xxii)	Separation and Release Agreement, dated as of February 21, 2019, by and between Hilltop Holdings Inc. and any of its parents, predecessors, successors, subsidiaries, affiliates or related companies, organizations, managers, officers, directors, executives, agents, plan fiduciaries, shareholders, attorneys and/or representatives, and Alan B. White (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 22, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xxiii)	Employment Agreement, dated as of December 4, 2014, by and between Todd Salmans and Hilltop Holdings Inc. (filed as Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 001-31987) and incorporated herein by reference).

(d)(xxiv)	First Amendment to Employment Agreement, dated as of November 8, 2017, by and between Todd Salmans and Hilltop Holdings Inc. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 13, 2017 (File No. 001-31987) and incorporated herein by reference).

(d)(xxv)	Retention Agreement by and between Hilltop Holdings Inc. and Todd Salmans, dated as of October 25, 2019, but effective January 1, 2020 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed October 30, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xxvi)	Compensation arrangement of Jeremy B. Ford (filed as Exhibit 10.5 to the Registrant’s Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020 (File No. 001-31987) and incorporated herein by reference).

(d)(xxvii)	Employment Agreement, dated as of September 1, 2016, by and between William Furr and Hilltop Holdings Inc. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K/A (Amendment No. 1) filed on September 7, 2016 (File No. 001-31987) and incorporated herein by reference).

(d)(xxviii)	First Amendment to Employment Agreement by and between Hilltop Holdings Inc. and William B. Furr, dated as of August 30, 2019 (filed as Exhibit 10.7.2 to the Registrant’s Current Report on Form 8-K filed September 6, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xxix)	Employment Agreement, dated as of November, 20, 2018, by and between Hilltop Holdings Inc. and Martin B. Winges (filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on December 12, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xxx)	Retention Agreement, dated as of February 19, 2019, by and between Hill A. Feinberg and Hilltop Holdings Inc. (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 22, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxi)	Employment Agreement by and between Hilltop Holdings Inc. and Steve Thompson, dated as of October 25, 2019, but effective January 1, 2020 (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed October 30, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxii)	Limited Liability Company Agreement of HTH Diamond Hillcrest Land LLC, dated as of July 31, 2018 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxiii)	Ground Lease Agreement by and among HTH Diamond Hillcrest Land LLC, as Ground Lessor, and SPC Park Plaza Partners LLC, HTH Hillcrest Project LLC and Diamond Hillcrest LLC, as Ground Lessees, dated as of July 31, 2018 (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
(d)(xxxiv)	Hilltop Plaza Co-Owners Agreement, by and among Diamond Hillcrest, LLC, HTH Hillcrest Project LLC and SPC Park Plaza Partners LLC, dated as of July 31, 2018 (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxv)	Office Lease between SPC Park Plaza Partners, LLC, Diamond Hillcrest, LLC, and HTH Hillcrest Project LLC, as Co-Owners, and Hilltop Holdings Inc., as Tenant, dated July 31, 2018 (filed as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxvi)	Retail Lease between SPC Park Plaza Partners, LLC, Diamond Hillcrest, LLC, and HTH Hillcrest Project LLC, as Co-Owners, and PlainsCapital Bank, as Tenant, dated July 31, 2018 (filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

(g)	Not applicable.

(h)	Not applicable.

* Filed herewith

Item 13.	Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 23, 2020

HILLTOP HOLDINGS INC.

By:	/s/ COREY PRESTIDGE
Name: Corey G. Prestidge
Title: Executive Vice President, General Counsel & Secretary

Exhibit Index

EXHIBIT NUMBER	DESCRIPTION
(a)(1)(i)*	Offer to Purchase, dated September 23, 2020.

(a)(1)(ii)*	Form of Letter of Transmittal.

(a)(1)(iii)*	Notice of Guaranteed Delivery.

(a)(1)(iv)*	Letter to brokers, dealers, commercial banks, trust companies and other nominees, dated September 23, 2020.

(a)(1)(v)*	Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees, dated September 23, 2020.

(a)(1)(vi)*	Summary Advertisement, dated September 23, 2020.

(a)(2)	None.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(i)*	Press release announcing the Tender Offer, dated September 23, 2020.

(b)	Not applicable.

(d)(i)	Hilltop Holdings Inc. 2020 Equity Incentive Plan, effective April 30, 2020 (filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).

(d)(ii)	Hilltop Holdings Inc. Employee Stock Purchase Plan, effective April 30, 2020 (filed as Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).

(d)(iii)	Form of Restricted Stock Unit Award Agreement (Performance-Based) for awards beginning in 2020 (filed as Exhibit 99.3 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).

(d)(iv)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2020 (filed as Exhibit 99.4 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).

(d)(v)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2020 (filed as Exhibit 99.5 to the Registrant’s Registration Statement on Form S-8 filed on July 24, 2020 (File No. 333-240090) and incorporated herein by reference).

(d)(vi)	Hilltop Holdings Inc. 2012 Equity Incentive Plan, effective September 20, 2012 (filed as Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 15, 2013 (File No. 001-31987) and incorporated herein by reference).

(d)(vii)	Form of Restricted Stock Unit Award Agreement (Performance-Based Vesting) for awards beginning in 2016 (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on April 28, 2016 (File No. 001-31987) and incorporated herein by reference).

(d)(viii)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2016 (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on April 28, 2016 (File No. 001-31987) and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
(d)(ix)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2016 (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on April 28, 2016 (File No. 001-31987) and incorporated herein by reference).

(d)(x)	Form of Restricted Stock Unit Award Agreement (Performance-Based Vesting) for awards beginning in 2018 (filed as Exhibit 10.1.8 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 15, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xi)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2018 (filed as Exhibit 10.1.9 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 15, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xii)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2018 (filed as Exhibit 10.1.10 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 15, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xiii)	Form of Restricted Stock Unit Award Agreement (Performance-Based Vesting) for awards beginning in 2019 (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on April 25, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(vx)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2019 (filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on April 25, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xv)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2019 (filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed on April 25, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xvi)	Form of Restricted Stock Unit Award Agreement (Performance-Based Vesting) for awards beginning in 2020 (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2020 (File No. 001-31987) and incorporated herein by reference).

(d)(xvii)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Section 16 Officers) for awards beginning in 2020 (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2020 (File No. 001-31987) and incorporated herein by reference).

(d)(xviii)	Form of Restricted Stock Unit Award Agreement (Time-Based Vesting for Non-Section 16 Officers) for awards beginning in 2020 (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on May 5, 2020 (File No. 001-31987) and incorporated herein by reference).

(d)(xix)	Hilltop Holdings Inc. Annual Incentive Plan, effective September 20, 2012 (filed as Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 15, 2013 (File No. 001-31987) and incorporated herein by reference).

(d)(xx)	Retention Agreement, dated May 8, 2012, but effective as of November 30, 2012, by and among Alan B. White, Hilltop Holdings Inc. and PlainsCapital Corporation (f/k/a Meadow Corporation) (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 11, 2012 (File No. 001-31987) and incorporated herein by reference).

(d)(xxi)	First Amendment to Retention Agreement and Assignment and Assumption Agreement by and among Hilltop Holdings Inc., PlainsCapital Corporation and Alan B. White, dated as of September 12, 2016 (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on September 13, 2016 (File No. 001-31987) and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
(d)(xxii)	Separation and Release Agreement, dated as of February 21, 2019, by and between Hilltop Holdings Inc. and any of its parents, predecessors, successors, subsidiaries, affiliates or related companies, organizations, managers, officers, directors, executives, agents, plan fiduciaries, shareholders, attorneys and/or representatives, and Alan B. White (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 22, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xxiii)	Employment Agreement, dated as of December 4, 2014, by and between Todd Salmans and Hilltop Holdings Inc. (filed as Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 001-31987) and incorporated herein by reference).

(d)(xxiv)	First Amendment to Employment Agreement, dated as of November 8, 2017, by and between Todd Salmans and Hilltop Holdings Inc. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 13, 2017 (File No. 001-31987) and incorporated herein by reference).

(d)(xxv)	Retention Agreement by and between Hilltop Holdings Inc. and Todd Salmans, dated as of October 25, 2019, but effective January 1, 2020 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed October 30, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xxvi)	Compensation arrangement of Jeremy B. Ford (filed as Exhibit 10.5 to the Registrant’s Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020 (File No. 001-31987) and incorporated herein by reference).

(d)(xxvii)	Employment Agreement, dated as of September 1, 2016, by and between William Furr and Hilltop Holdings Inc. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K/A (Amendment No. 1) filed on September 7, 2016 (File No. 001-31987) and incorporated herein by reference).

(d)(xxviii)	First Amendment to Employment Agreement by and between Hilltop Holdings Inc. and William B. Furr, dated as of August 30, 2019 (filed as Exhibit 10.7.2 to the Registrant’s Current Report on Form 8-K filed September 6, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xxix)	Employment Agreement, dated as of November, 20, 2018, by and between Hilltop Holdings Inc. and Martin B. Winges (filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on December 12, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xxx)	Retention Agreement, dated as of February 19, 2019, by and between Hill A. Feinberg and Hilltop Holdings Inc. (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 22, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxi)	Employment Agreement by and between Hilltop Holdings Inc. and Steve Thompson, dated as of October 25, 2019, but effective January 1, 2020 (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed October 30, 2019 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxii)	Limited Liability Company Agreement of HTH Diamond Hillcrest Land LLC, dated as of July 31, 2018 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxiii)	Ground Lease Agreement by and among HTH Diamond Hillcrest Land LLC, as Ground Lessor, and SPC Park Plaza Partners LLC, HTH Hillcrest Project LLC and Diamond Hillcrest LLC, as Ground Lessees, dated as of July 31, 2018 (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
(d)(xxxiv)	Hilltop Plaza Co-Owners Agreement, by and among Diamond Hillcrest, LLC, HTH Hillcrest Project LLC and SPC Park Plaza Partners LLC, dated as of July 31, 2018 (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxv)	Office Lease between SPC Park Plaza Partners, LLC, Diamond Hillcrest, LLC, and HTH Hillcrest Project LLC, as Co-Owners, and Hilltop Holdings Inc., as Tenant, dated July 31, 2018 (filed as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

(d)(xxxvi)	Retail Lease between SPC Park Plaza Partners, LLC, Diamond Hillcrest, LLC, and HTH Hillcrest Project LLC, as Co-Owners, and PlainsCapital Bank, as Tenant, dated July 31, 2018 (filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-31987) and incorporated herein by reference).

(g)	Not applicable.

(h)	Not applicable.

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